Exhibit 99.1

The InterGroup Corporation Reports Third Quarter Fiscal 2026 Results; Operating Performance Improves Year-Over-Year as San Francisco Recovery Progresses

Los Angeles, California — May 11, 2026

The InterGroup Corporation (NASDAQ: INTG) (the “Company” or “InterGroup”) today announced financial results for the fiscal third quarter ended March 31, 2026. InterGroup is a diversified holding company with interests in hospitality (through its majority-owned subsidiary Portsmouth Square, Inc.), real estate operations, and investment transactions. The discussion below is derived from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

Third Quarter Fiscal 2026 Highlights (Three Months Ended March 31, 2026 vs. 2025)

●	Total revenues increased to $20.372 million from $16.824 million (+21%).
●	Income from operations increased to $4.260 million from $2.350 million (+81%).
●	GAAP net income was $0.595 million, compared to a GAAP net loss of $0.750 million in the prior-year quarter.
●	Net income attributable to InterGroup was $0.457 million, or $0.21 per diluted share, compared to a net loss attributable to InterGroup of $0.578 million, or $0.27 per share, in the prior-year quarter.
●	Hotel revenues increased to $16.497 million from $12.210 million (+35%). For additional context, Hotel revenues for the quarter ended March 31, 2026 exceeded the comparable pre-pandemic quarter ended March 31, 2019 by approximately $1.028 million.
●	Real estate revenues were $3.875 million compared to $4.614 million in the prior-year quarter (-16%).
●	Net loss from investment transactions was $(0.342) million compared to $(1.379) million in the prior-year quarter.

Hotel Operating Metrics (Hilton San Francisco Financial District)

Three months ended March 31	ADR	Occupancy	RevPAR
2026	$306	94%	$287
2025	$241	89%	$215

Key Drivers and Market Context

Management attributed year-over-year improvement primarily to stronger hotel operating results, including improved ADR and occupancy, and continued progress in San Francisco demand trends. The quarter also benefited from event-related activity in the market, including the Super Bowl. Results further benefited from substantially lower losses in marketable securities compared with the prior-year quarter.

While revenues improved meaningfully year-over-year, net income was partially offset by higher hotel operating expenses associated with increased activity levels, as well as ongoing fixed charges including mortgage interest expense and depreciation and amortization.

Year-to-Date Highlights (Nine Months Ended March 31, 2026 vs. 2025)

●	Total revenues increased to $55.586 million from $48.171 million (+15%).
●	Real estate revenues were $14.010 million compared to $14.176 million in the prior-year period (-1%).
●	Income from operations increased to $9.007 million from $6.332 million (+42%).
●	GAAP net income was $0.398 million, compared to a GAAP net loss of $5.299 million in the prior-year period.
●	Net income attributable to InterGroup was $1.437 million, or $0.67 per diluted share, compared to a net loss attributable to InterGroup of $3.701 million, or $1.71 per share, in the prior-year period.
●	The nine-month period included a GAAP gain on sale of real estate of $3.508 million related to the December 2025 disposition of a non-core multifamily property.

Liquidity and Capital Resources

As of March 31, 2026, cash, cash equivalents and restricted cash totaled $17.323 million (cash and cash equivalents of $9.283 million and restricted cash of $8.040 million). Marketable securities measured at fair value were $1.096 million at March 31, 2026. Restricted cash consists primarily of funds held in lender-controlled accounts related to the Hotel financing.

Management Commentary

David C. Gonzalez, Chief Operating Officer of InterGroup, said:

“Our third quarter results reflect improved operating performance year-over-year. For additional context, Hotel revenues for the quarter ended March 31, 2026 exceeded the comparable pre-pandemic quarter ended March 31, 2019 by approximately $1.028 million.In hospitality, higher room revenues and improved ADR and occupancy, together with improved room availability, contributed to stronger results. Across our real estate portfolio, we remained focused on disciplined operations and property-level execution.”

John V. Winfield, President, Chairman of the Board and Chief Executive Officer of InterGroup, added:

“We remain cautiously optimistic that the recovery of the City of San Francisco is progressing, including signs of supporting in business travel and event-related demand. On the investment side, results benefited from substantially lower losses in marketable securities compared with the prior-year quarter, consistent with our focus on liquidity and risk awareness.”

About The InterGroup Corporation

The InterGroup Corporation (NASDAQ: INTG) is a diversified holding company with interests in hospitality, real estate, and marketable securities. InterGroup consolidates its majority-owned subsidiary Portsmouth Square, Inc., which owns the Hilton San Francisco Financial District hotel and related facilities.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements are not statements of historical fact and are based on current expectations and assumptions. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including factors described in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and its Annual Report on Form 10-K for the year ended June 30, 2025. The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

The InterGroup Corporation

1516 S. Bundy Drive, Suite 200

Los Angeles, CA 90025

(310) 889-2500